SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
               Not Applicable

(2)	Aggregate number of securities to which transaction applies:
               Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

(4)	Proposed maximum aggregate value of transaction:
               Not Applicable

(5) Total fee paid:
               Not Applicable

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
               Not Applicable

(2)	Form, Schedule or Registration Statement No.:
               Not Applicable

(3)	Filing Party:
               Not Applicable

(4) Date Filed:
               Not Applicable

TABLE OF CONTENTS

Annual Meeting
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
NOMINATION AND ELECTION OF DIRECTORS
Nominees For Terms Expiring in 2010
Present Directors Whose Terms Expire in 2008
Present Directors Whose Terms Expire in 2009
Corporate Governance, Committees of the Board of Directors, and Attendance
Compensation of Directors
Ownership of Nordson Common Shares
Section 16(a) Beneficial Ownership Reporting Compliance
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview of the Executive Management Compensation Program
Charter
Compensation Consultant
General Compensation Philosophy
Compensation Committee of the Board of Directors:
Elements of Executive Compensation
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Long-Term Incentive Compensation
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Salaried Employees’ Pension Plan
Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and Deferred Compensation Plan
Performance Graph
Agreements with Officers and Directors
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
Fees Paid to Ernst & Young LLP
GENERAL
Voting at the Meeting
Shareholder Director Nominations, Proposals and Communications
APPENDIX A
DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES
APPENDIX B
NORDSON CORPORATION GOVERNANCE GUIDELINES
APPENDIX C
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
APPENDIX D
AUDIT COMMITTEE REPORT

NORDSON CORPORATION

Notice of 2007
Annual Meeting
and Proxy Statement

Edward P. Campbell
Chairman and
Chief Executive Officer

January 19, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 20, 2007. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, I urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

I look forward to seeing you at the meeting.

Sincerely,

EDWARD P. CAMPBELL
Chairman and
Chief Executive Officer

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 20, 2007. The purposes of the meeting are:

1.	To elect four directors to the class whose term expires in 2010; and

2.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on December 29, 2006 are entitled to notice of and to vote at the meeting.

For the Board of Directors

ROBERT E. VEILLETTE
Secretary

January 19, 2007

NORDSON CORPORATION

PROXY STATEMENT

The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on February 20, 2007, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a proxy card properly signed will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed below. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting. However, your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about January 19, 2007. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

NOMINATION AND ELECTION OF DIRECTORS

Nordson’s Board of Directors is composed of eleven directors, divided into two classes of four members and one class of three members. The terms of these classes as of the 2007 Annual Meeting will expire in 2008, 2009 and 2010. Each of the directors serves for a term of three years and until a successor is elected. The Board of Directors met seven times during the last fiscal year; five regular meetings and two special meetings.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In evaluating the suitability of individuals for Board membership, the Committee evaluates each individual in the context of Nordson Corporation’s Director Recruitment and Performance Guidelines, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. The Director Recruitment and Performance Guidelines were adopted by the Board of Directors on December 6, 2006 upon recommendation of the Governance and Nominating Committee. The Director Recruitment and Performance Guidelines are found at Appendix A to this Proxy Statement and are available for review on the Company’s website, www.nordson.com/corporate/governance. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee does not distinguish between nominees recommended by shareholders and other nominees.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Shareholders wishing to suggest candidates to the Governance and Nominating Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will submit the notice to the Governance and Nominating Committee. The Company’s Regulations set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this Proxy Statement under the caption “Shareholder Director Nominations, Proposals and Communications” on page 24.

The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for election and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the shareholders at the 2004 Annual Meeting.

The name and age of each of the four nominees for election as directors for terms expiring in 2010, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other information. The information is as of January 19, 2007.

Nominees For Terms Expiring in 2010

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

William D. Ginn	83	Mr. Ginn is a retired former partner with the law firm of Thompson Hine LLP. As a retired former partner of Thompson Hine LLP, Mr. Ginn does not receive any compensation from nor does he render any services to or on behalf of the firm. At the time the Board of Directors adopted the mandatory retirement age for directors, Mr. Ginn had already reached age 75 and was exempted from this requirement.	1959
Stephen R. Hardis	71	Mr. Hardis served as Chairman and Chief Executive Officer of Eaton Corporation from January 1996 through July 2000. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Lexmark International, Inc., a manufacturer and seller of computer printer products; Marsh & McLennan Cos., a provider of insurance and reinsurance, consulting, and investment advisory and management services; American Greetings Corporation, a creator, manufacturer and distributor of greeting cards and special occasion products; The Progressive Corporation, an insurance holding company; STERIS Corporation, a maker of technologies to control infection and contamination; and Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry.	1984
William L. Robinson	65	For the last seven years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law.	1995
Benedict P. Rosen	70	Mr. Rosen has served as Chairman of AVX Corporation since July 1997 and was Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999

Present Directors Whose Terms Expire in 2008

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Peter S. Hellman	57	Mr. Hellman was elected President and Chief Financial and Administrative Officer of Nordson on March 12, 2004. Mr. Hellman served as Executive Vice President and Chief Financial and Administrative Officer of Nordson from February 2000 to March 2004. Mr. Hellman serves as a director of Qwest Communications International Inc., a leading provider of voice, video and data services, and Baxter International Inc., a global medical products and services company.	2001
Mary G. Puma	49	Ms. Puma is Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Joseph P. Keithley	58	Mr. Keithley is Chairman of the Board, President and Chief Executive Officer of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries. He has served as Chairman of the Board of Keithley Instruments since 1991, as CEO since 1993 and as President since 1994. Mr. Keithley is also a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products.	2001

Present Directors Whose Terms Expire in 2009

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

William P. Madar	67	Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. He was President and Chief Executive Officer of Nordson from February 1986 through August 1996. Mr. Madar is a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products, and The Lubrizol Corporation, a manufacturer of specialty chemicals.	1985
William W. Colville	72	Mr. Colville was Senior Vice President – Law, General Counsel and Secretary of Owens-Corning Fiberglas Corp. from 1984 until December 1994 and served as a legal consultant to Owens-Corning from January 1995 until October 2000. Owens-Corning manufactures glass fiber products and related materials. Mr. Colville is a director of Owens-Corning.	1988
Edward P. Campbell	57	Mr. Campbell has served as Chairman and Chief Executive Officer of Nordson since March 12, 2004. He served as President and Chief Executive Officer of Nordson from November 1997 to March 2004 and as President and Chief Operating Officer of Nordson from August 1996 to October 1997. He is a director of KeyCorp, a financial services company, and OMNOVA Solutions, Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products.	1996
Dr. David W. Ignat	65	Dr. Ignat was the Scientific Editor and General Manager of ‘‘Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002

No shareholder or group that beneficially owns 5% or more of Nordson’s outstanding Common Shares has recommended a candidate for election as a director at the 2007 Annual Meeting of the Shareholders.

Corporate Governance, Committees of the Board of Directors, and Attendance

The Board of Directors has adopted the Nordson Corporation Governance Guidelines (the “Guidelines”). The Guidelines were amended by the Board of Directors on December 6, 2006, pursuant to a recommendation from the Governance and Nominating Committee, to incorporate best governance practices in the area of other board memberships, executive sessions of the independent directors and the adoption of director recruitment and performance guidelines. The amended Guidelines are found at Appendix B to this Proxy Statement and, together with the charters of the standing committees referenced therein, are available for review on the Company’s website at www.nordson.com/corporate/governance.

The Company has a Code of Business and Ethical Conduct (the “Code”) that addresses the Company’s commitment to honesty and integrity and the ethical behavior of the Company’s directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited. The Code is available for review on the Company’s website at www.nordson.com/corporate/governance.

Independent Directors

The Board of Directors has affirmatively determined that each director, except for Messrs. Campbell and Hellman, is an “independent director” within the meaning of the independence standards of The NASDAQ Stock Market LLC (“NASDAQ”). The Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of NASDAQ will be considered independent. The Presiding Director conducted an executive session of the independent directors at each of the five regular meetings of the Board of Directors in fiscal year 2006.

Meetings and Committees of the Board of Directors

Meetings of the Board.  The Company’s Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the directors. The Board monitors overall corporate performance and the integrity of the Company’s financial controls and legal compliance procedures. The Board of Directors considers it important to continually evaluate and improve the effectiveness of the Board and its committees. The Board and each of its standing committees conduct an annual self-evaluation. The Governance and Nominating Committee oversees the Board’s self-evaluation process.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Pension and Finance Committee. The table below provides current membership and fiscal year 2006 committee meeting information for each of the independent directors:

Director	Audit		Compensation		Governance & Nominating		Pension & Finance

William W. Colville	X				X
William D. Ginn	X				X
Stephen R. Hardis			X	*	X
David W. Ignat	X						X
Joseph P. Keithley			X				X	*
William P. Madar	X						X
Mary G. Puma	X	*					X
William L. Robinson			X				X
Benedict P. Rosen			X		X	*
Total meetings in fiscal year 2006	5		5		5		3

* Committee Chairperson

Audit Committee.  All members of the Audit Committee meet the NASDAQ independence standards. The Board of Directors has designated Mr. Madar and Ms. Puma as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of the Company’s systems of internal accounting control;

•	the appointment, compensation, and oversight of the independent auditors for each fiscal year;

•	the approval of all permissible audit and non-audit services to be performed by the independent auditors;

•	the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	the approval of all related-party transactions.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter included in this Proxy Statement as Appendix C. The Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board of Directors is attached to this Proxy Statement as Appendix D.

Compensation Committee.  All members of the Compensation Committee meet NASDAQ independence standards. The Compensation Committee is responsible for approving executive officer compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers including Nordson’s 2004 Long-Term Performance Plan (the “Performance Plan”), 2004 Management Incentive Compensation Plan, and Long-Term Incentive Plan. The Committee also administers employee equity and qualified and non-qualified retirement benefit plans, including the Company’s Deferred Compensation Plan, Excess Defined Benefit Pension Plan and Excess Defined Contribution Retirement Plan. A more detailed discussion of the purposes, duties, and responsibilities of the Compensation Committee is found in the Committee’s charter which is available for review on the Company’s website at www.nordson.com/corporate/governance.

Governance and Nominating Committee.  All members of the Governance and Nominating Committee meet NASDAQ independence standards. The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. A more detailed discussion of the purposes, duties, and responsibilities of the Governance and Nominating Committee is found in the Committee’s charter which is available for review on the Company’s website at www.nordson.com/corporate/governance.

Pension and Finance Committee.  All members of the Pension and Finance Committee meet NASDAQ independence standards. The purpose of the Pension and Finance Committee is to provide oversight of the named fiduciaries’ (the Company and the Company’s Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust (“NEST”) and Salaried and Hourly-Rated Employees’ Pension Plans (the “Plans”), including oversight of the Company’s and Administrative Committee’s selection and evaluation of the performance of investment managers that have investment management authority over assets of the NEST and the Plans. The Committee’s charter is available for review on the Company’s website at www.nordson.com/corporate/governance.

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which a director serves. During the last fiscal year each director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served. All directors attended the 2006 Annual Meeting of the Shareholders.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to align directors’ interests with the interests of shareholders.

The Governance and Nominating Committee periodically benchmarks director compensation against the Company’s compensation survey group and considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors.

For fiscal year 2006, Nordson paid non-employee directors a fee of $7,500 per quarter and $1,500 for each Board meeting attended. Each non-employee director was also paid $1,000 for each committee meeting attended. The Chairperson of the Audit Committee received an additional fee of $1,250 per quarter. The Chairperson of the Compensation Committee received an additional fee of $1,000 per quarter with Chairpersons of other committees receiving an additional fee of $750 per quarter. For fiscal year 2006 and pursuant to the Performance Plan, which was approved by the shareholders at the 2004 Annual Meeting, each non-employee director received an option to purchase 2,500 Nordson Common Shares with a fair market value of $38.99 per share on the date of grant. The option vested six months from the date of grant and must be exercised no later than ten years from the date of grant. Each non-employee director also received 500 restricted Nordson Common Shares having an aggregate fair market value of $19,495 (500 Common Shares with a fair market value on the date of grant of $38.99 per share ). Restrictions on transfer of these Nordson Common Shares expired six months from the date of grant.

For fiscal year 2007, the Governance and Nominating Committee recommended to the Board of Directors that compensation to all non-employee directors be in the form of a cash retainer of $55,000 and a restricted share grant having a fair market value of $70,000. In addition, the Audit Committee Chairperson receives an additional cash retainer of $10,000 with the Chairpersons of the other standing Committees receiving an additional cash retainer of $5,000. The Presiding Director receives an additional cash retainer of $5,000.

The terms of the restricted share grant are:

Restriction Period:	Two year restriction on transfer. Restriction will lapse upon the retirement, disability, or death of a director. For directors who do not defer the receipt of the restricted shares, the shares are fully transferable upon lapse of the restriction period.
Deferral of Receipt of Shares:	Directors may elect to defer receipt of the restricted shares under the terms of the 2005 Directors Deferred Compensation Plan. For the fiscal year 2007 grant, the election to defer must be made within 30 days of the effective date of the grant and deferral is in the form of restricted share units.
Voting:	Non-deferred Shares: Recipients that do not defer receipt of the restricted shares are permitted to vote all shares during the restriction period.
Deferred Shares: Recipients that defer receipt do not have voting rights on the restricted share units.
Dividends:	Non-deferred Shares: Dividends are payable to recipients in cash.
Deferred Shares: Dividends are deferred as share equivalent units under the 2005 Directors Deferred Compensation Plan.

The following table sets forth the total cash compensation paid to each director for services provided as a director, including any amounts payable for committee participation, for fiscal years 2006 and 2005.

	2006	2005
Director	($)	($)

Edward P. Campbell (1)	n/a	n/a
William W. Colville (2)	57,932	44,000
William D. Ginn (2)	51,652	48,500
Stephen R. Hardis	54,500	53,500
Peter S. Hellman (1)	n/a	n/a
Dr. David W. Ignat	46,500	46,500
Joseph P. Keithley	50,500	48,000
William P. Madar	48,500	47,500
Mary G. Puma	49,000	50,500
William L. Robinson	48,500	48,500
Benedict P. Rosen	53,500	51,500

(1)	As employees of the Company, Messrs. Campbell and Hellman do not receive directors’ fees.

(2)	Includes expenses incurred to provide directors supplemental company-paid health care coverage under the Company’s health care plan. For Mr. Colville, the expense was $7,432; for Mr. Ginn, $3,652.

For fiscal year 2006 compensation, non-employee directors may defer all or part of their fees until retirement under the Performance Plan. The fees may be deferred as cash and credited with interest at a U.S. Treasury rate, or they may be translated into share equivalents units based on the market price of Nordson Common Shares when the fees are earned and credited with additional share equivalents units when dividends are paid.

Effective December 7, 2005, the Company established share ownership requirements for directors and executive officers as a means to align more closely the interests of the directors and executive officers with those of the Company’s shareholders. Directors and executive officers are now required to own the following amount of Nordson Common Shares:

Directors	5 times annual cash retainer
Chief Executive Officer	5 times base salary
President	3 times base salary
Other Executive Officers	2 times base salary

Directors are required to achieve the share ownership requirement within five years of election to the Board, or, in the case of directors serving at the time the ownership requirements were adopted, within five years of the date of adoption. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable ownership requirements after their election or promotion, or in the case of executive officers in office at the time the ownership requirements were adopted, within five years of the date of adoption. The share ownership requirements are discussed in greater detail in Paragraph 16 of the Nordson Corporation Governance Guidelines (Appendix B).

Ownership of Nordson Common Shares

The following table shows the number and percent of Nordson Common Shares beneficially owned on December 29, 2006 by each of the directors, including nominees; each of the executive officers named in the Summary Compensation Table set forth on page 16; any persons known to Nordson to be the beneficial owner of more than 5% of Nordson Common Shares; and by all directors and executive officers as a group.

Name	Number of Shares (1)	Percent

Edward P. Campbell (2)(3)	846,728	2.5
William W. Colville	41,301	0.1
William D. Ginn (4)	354,638	1.1
Stephen R. Hardis	95,167	0.3
Peter S. Hellman (2)	335,632	1.0
Dr. David W. Ignat	1,578,633	4.7
Joseph P. Keithley	13,920	*
William P. Madar	151,562	0.5
Mary G. Puma	18,367	*
William L. Robinson	33,744	0.1
Benedict P. Rosen	41,213	0.1
Donald J. McLane (2)	312,168	0.9
Michael Groos (2)	17,661	*
Robert A. Dunn, Jr. (2)	103,057	0.3
Eric T. Nord (5)	2,168,164	6.5
Columbia Wanger Asset Management LP (6)	2,139,700	6.4
Barclays Global Investors, N.A. (7)	2,010,375	6.0
All directors and executive officers as a group (18 people) (8)	4,019,639	11.5

*	Less than 0.1%.

(1)	Except as otherwise stated in notes (2) through (4) below, beneficial ownership of the shares held by each of the directors, executive officers and affiliates consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director, executive officer or affiliate. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire shares on or before February 27, 2007 under the Stock Option provisions of the 2004 Long-Term Performance Plan and the 2005 Directors Deferred Compensation Plan in the following amounts: Mr. Colville, 33,921 shares; Mr. Ginn, 0 shares; Mr. Hardis, 62,565 shares; Dr. Ignat, 13,860 shares; Mr. Keithley, 11,920 shares; Mr. Madar, 31,923 shares; Ms. Puma, 14,932 shares; Mr. Robinson, 30,498 shares; and Mr. Rosen, 36,791 shares.

(2)	These include the right to acquire shares on or before February 27, 2007 in amounts as follows: Mr. Campbell, 582,350 shares; Mr. Hellman, 282,225 shares; Mr. McLane, 213,575 shares; Mr. Groos, 9,875 shares; and Mr. Dunn, 84,875 shares.

(3)	With respect to Mr. Campbell, the number of shares includes 21,497 stock equivalent units held by Mr. Campbell under the Nordson Corporation 2005 Deferred Compensation Plan.

(4)	These include 12,000 shares held by the Ginn Family Fund and 308,582 shares held by the Eric and Jane Nord Foundation. As a trustee of the Ginn Family Fund and the Eric and Jane Nord Foundation, Mr. Ginn has shared voting power and shared investment power with respect to the shares held by the Ginn Family Fund and the Eric and Jane Nord Foundation, respectively.

(5)	On November 9, 2004, the Board of Directors named Mr. Nord to the honorary position of Chairman Emeritus of Nordson. Mr. Nord has sole voting power and sole investment power with respect to 1,845,536 of these shares, has shared voting power and shared investment power with respect to

308,582 of these shares, and has the right to acquire 14,046 shares on or before February 27, 2007. Mr. Nord’s business address is c/o Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

(6)	Based on most recent 13F filings; Columbia Wanger Asset Management LP is a registered investment advisor and is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(7)	Based on most recent 13F filings; Barclays Global Investors, N.A., is a registered investment advisor and is located at 45 Fremont Street, San Francisco, California 94105.

(8)	Beneficial ownership of the shares held by each of the directors and executive officers as a group consists of sole voting power with respect to 77, 825 shares, sole voting and sole investment power with respect to 2,132,165 shares, shared voting power and shared investment power with respect to 320,582 shares, and the right to acquire 1,489,067 shares on or before February 27, 2007.

As of December 29, 2006, present and former directors, officers and employees of Nordson and their families beneficially owned over 11 million Nordson Common Shares, representing 34% of the outstanding shares. Nordson is party to an agreement that, with some exceptions, gives Nordson a right of first refusal with respect to proposed sales of Nordson Common Shares by Eric Nord, individually or as testamentary trustee, and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Nordson and persons who own more than ten percent of Nordson’s Common Shares to file reports of ownership and changes in ownership of Nordson Common Shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based on its review of these reports, the Company believes that, during the fiscal year ended October 31, 2006, all reports were filed on a timely basis by reporting persons.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of the Executive Management Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors, each member of which satisfies the independence standards of NASDAQ, is responsible for approving all elements of executive management compensation, including reviewing and approving equity grants to the chief executive officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee also administers employee equity plans and qualified and non-qualified retirement benefit plans.

The Committee recognizes the importance of maintaining sound principles for the development and administration of the executive management compensation program, and has taken steps to enhance significantly the Committee’s ability to carry out its responsibilities effectively as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken include:

•	continued its practice of holding executive sessions (without Company management present) at every regularly scheduled Committee meeting;

•	continued to engage an independent compensation consultant to advise on executive compensation issues;

•	realigned compensation structures based on targeting median competitive pay;

•	using tally sheets to review regularly total executive management compensation; and

•	strengthened the link between CEO annual pay and shareholder value through both financial measures and additional specific objectives.

Charter

The Compensation Committee’s Charter identifies the specific responsibilities of the Committee. The full text of the Compensation Committee Charter is available for review on the Company’s website at www.nordson.com/corporate/governance. The Committee’s membership is determined by recommendation of the Governance and Nominating Committee of the Board of Directors and approval by the Board of Directors at its organizational meeting. All members of the Compensation Committee meet NASDAQ independence standards. There were five meetings of the Compensation Committee in fiscal year 2006, and executive sessions with only Committee members present were conducted at every meeting.

Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee engaged an independent compensation consultant to advise the Committee on chief executive officer and other executive management compensation. The independent consultant also provided the Governance and Nominating Committee with director compensation survey information and advice. The consultant attended two Compensation Committee meetings in fiscal year 2006.

General Compensation Philosophy

The Committee and the Board of Directors believe that the executive management compensation program should support the goals and objectives of the Company. These goals and objectives balance the importance of annual financial performance with the equally important creation and protection of long-term fundamentals, which support long-term growth and profitability. To that end, Nordson’s executive management compensation program is designed to:

•	establish compensation performance objectives that are directly linked to corporate goals;

•	provide a high degree of leverage between compensation and corporate performance;

•	create long-term incentives directly linked to shareholder returns; and

•	attract, retain and motivate key executives.

Compensation should be structured to ensure that a significant portion of compensation will be directly related to Company share performance and other factors that influence shareholder value. Consequently, it is the view of the Committee that the total compensation program for executive management should consist of the following:

•	base salaries;

•	annual cash incentive awards;

•	equity awards;

•	long-term incentive compensation; and

•	certain other benefits.

It is the intent of the Committee that midpoint base salary levels be set at the median of a peer group of similarly-sized industrial companies based on available survey data. Furthermore, total compensation, including base salary, annual cash incentive awards, equity awards and long-term incentive compensation is intended to vary with Company performance in comparison to absolute financial measures and to the performance of its peers. Performance targets and target award levels are adjusted periodically based on peer compensation and financial performance data with the intent to cause percentile compensation to generally correlate to percentile performance relative to the peer group. The companies that comprised our peer group in fiscal year 2006 consist of Donaldson Inc.; Novellus Systems Inc.; Ametek Inc.; Barnes Group Inc.; Roper Industries Inc.; Idex Corp.; Albany International Corp.; Watts Water Technologies Inc.; Milacron Inc.; Actuant Corp.; Kulicke & Sofa Industries Inc.; Esterline Technologies Corp.; Graco Inc.; Robbins & Myers Inc.; Drew Industries Inc.; and Gerber Scientific Inc.

In addition to reviewing executive officers’ compensation against the peer group, the Committee also considers recommendations from the chief executive officer regarding total compensation for the executive officers. Management provides to the Committee historical and prospective breakdowns of the total compensation components for each executive officer.

Total Compensation — Tally Sheets

The Company intends to continue its strategy of compensating its executive management through programs that emphasize performance-based incentive compensation. Executive management compensation is tied directly to the performance of the Company and is structured to ensure that, due to the nature of the business, there is an appropriate balance between the long-term and short-term performance of the Company, and also a balance between the Company’s financial performance and shareholder return.

Compensation tally sheets reflecting executive management’s total compensation were prepared and reviewed by the Committee in fiscal year 2006. These tally sheets affixed dollar amounts to all components of the executive officers’ fiscal year 2006 compensation, including current pay (salary and bonus), outstanding equity awards, benefits, and perquisites. The Committee will continue to review tally sheets on a regular basis.

Chief Executive Officer Compensation

The fiscal year 2006 compensation for Mr. Campbell was earned pursuant to the arrangements described above. The Committee approved a fiscal year 2006 base salary for Mr. Campbell after considering both his overall performance in this key strategic leadership role and the competitiveness of his base salary in comparison to the marketplace.

In determining the annual cash bonus to be paid to Mr. Campbell, the Committee considered the Company’s excellent performance against the corporate financial measures of earnings per share growth and after-tax return on capital and other performance measures. His bonus payment reflects that corporate financial performance exceeded the maximum performance levels against the earnings per share growth and after-tax return on capital measures. In addition, the Company had a number of significant financial, commercial and operational achievements including:

1.	Sales growth to a record $892.2 million;

2.	Expansion of operating margins to 16.5% of sales to a record $147.6 million;

3.	Continuing excellent cash flow management resulting in over $85 million of free cash flow after investments in working capital and capital expenditures and the payment of dividends;

4.	Significant progress in driving revenue growth through the development of new applications and new markets for Nordson technology;

5.	Completion of the restructuring of the Coatings and Finishing Systems businesses and the resulting expansion of operating margins to 15% in the fourth quarter of fiscal year 2006; and

6.	Successful disposition of the nonwovens Fiber Systems business.

Mr. Campbell was granted stock options and long-term incentive performance units based upon the factors described in earlier sections of this Report. For the 2004-2006 performance period under the Long-Term Incentive Plan, performance exceeded the maximum performance levels for both cumulative earnings per share and cumulative revenue during the three-year period. Cumulative earnings per share for the three-year period were $6.52, which is equivalent to a constant growth rate of 41.7% over the three-year performance period. Cumulative revenue for the three-year period was $2,531 million, which is equivalent to a constant growth rate of 12.2% over the three-year performance period. Also, the award granted under the Long-Term Incentive Plan was adjusted to reflect the performance of Nordson’s share price during the three-year performance period. The Company’s share price grew 31.5% from fiscal year end 2004 to fiscal year end

2006. The award granted to Mr. Campbell under the Long-Term Incentive Plan is presented in the Summary Compensation Table on page 16.

The Compensation Committee’s philosophy of linking incentive compensation to achievement of established performance measures has been consistently followed during Mr. Campbell’s tenure as chief executive officer of the Company. While the cash bonuses paid to Mr. Campbell for fiscal years 2004-2006 have been at maximum due to exceptional performance during these years, cash bonuses paid to Mr. Campbell over the nine years he has been chief executive officer have been consistent with those paid to chief executive officers of similarly performing industrial companies over that same period.

Deduction Limitation on Executive Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally its chief executive officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. Compensation that is considered qualified “performance-based compensation” generally does not count toward the Section 162(m) $1 million deduction limit.

In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its executives. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, and equity awards. The Committee believes that the 2004 Management Incentive Compensation Plan is a performance driven compensation plan and therefore satisfies the requirements for exemption under Internal Revenue Code Section 162(m). However, notwithstanding this general policy, the Committee will continue to retain the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders.

The annual incentive payments the Committee awarded to the executive officers in fiscal year 2006 were subject to, and made in accordance with, performance-based provisions of the 2004 Management Incentive Compensation Plan. In addition and pursuant to the Committee’s expectation, Mr. Campbell and Mr. Hellman voluntarily elected to defer the awards granted under the Long-Term Incentive Plan for the 2004-2006 performance period. Deferral was made in accordance with the terms of the 2005 Deferred Compensation Plan.

The Committee will continue to monitor its compensation policy for deductibility under Section 162(m), including encouraging deferrals of otherwise non-deductible payments.

Compensation Committee of the Board of Directors:

Stephen R. Hardis, Chairman
Joseph P. Keithley
William L. Robinson
Benedict P. Rosen

January 19, 2007

Elements of Executive Compensation

The Company’s executive management compensation program consists of base salary, annual cash bonuses, equity awards, and long-term incentive awards. All of these components are designed with the objective of attracting and retaining executives and motivating executive management to meet and exceed Company growth and profitability goals. In determining the total amount and mix of the compensation package for each executive officer, the Compensation Committee utilizes external competitive information provided by an independent executive compensation consultant. The Committee also considers the overall value to the Company of each executive officer based upon individual performance and past and expected contribution by each executive officer towards the achievement of the Company’s performance goals.

Cash Compensation

The cash compensation program is designed to provide each executive officer with varying amounts of total cash compensation depending upon both the individual performance of the executive officer and the financial performance of Nordson compared to the financial performance of similarly sized industrial companies. The intent is to establish a direct correlation between Nordson’s financial performance and executive officer compensation such that the percentile ranking of executive officer total cash compensation will generally correlate with the percentile ranking of Nordson’s performance.

This correlation is established by setting executive officer base salaries at approximately the median of positions within similarly sized industrial company base salaries, and varying the annual cash bonus awards according to Nordson’s financial performance and each executive officer’s individual performance. Although the annual cash bonus awards are generally set based upon the degree to which Nordson met its financial targets and each executive officer met his or her individual performance goals, these targets and goals and the corresponding bonus payments are periodically calibrated so as to have executive officer total cash compensation at various levels of performance generally correlate with external market compensation and performance.

Base Salary

Executive officer base salaries are targeted at approximately the 50th percentile salary for similar positions within similarly sized industrial companies. The base salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the executive officer’s performance and level of pay compared to similar positions within similarly sized industrial companies. Increases in base salary normally take effect on November 1st of each year.

Annual Cash Bonus

Executive officer annual cash bonuses are funded primarily based upon corporate and individual performance with payment amounts determined by reference to one or more of the performance factors set forth in the 2004 Management Incentive Compensation Plan. For fiscal year 2006, the Board of Directors and the Committee set two quantitative performance measures: (1) earnings per share growth and (2) after-tax return on capital. Threshold, target and maximum performance levels are established for each measure. No bonus is earned if the actual performance is less than threshold; a bonus of increasing amount is earned as actual performance equals or exceeds threshold; and a maximum bonus is earned if actual performance equals or exceeds the maximum level. In addition to performance against these corporate measures, the Committee evaluates the performance of each executive officer against established individual performance measures. Over time, actual bonus awards can vary from no bonus being paid to the maximum bonus being paid, but are expected to generally average around target levels. During fiscal year 2006 earnings per share grew 23.8%, which exceeded the maximum performance level for this measure. After-tax return on capital, using the Committee methodology that applies a capital charge for unamortized goodwill, was 44.2%, which exceeded the maximum performance level for this measure. After considering executive management’s very strong performance against corporate and individual measures, the Committee approved cash bonus awards for Mr. Campbell and the Named Executive Officers as indicated in the Summary Compensation Table on page 16.

Though payment of annual bonuses is based primarily on pre-established performance measures, the Committee may, however, choose to modify measures, change payment levels or otherwise exercise discretion to reflect the external economic environment and individual executive officer or Company performance.

Long-Term Incentives

The Committee believes that through the use of equity and performance-based cash or equity awards, executive management’s interests are directly aligned with those of the Company’s shareholders. Long-term incentives may include stock options, restricted stock and performance-based cash or equity awards granted under the Long-Term Incentive Plan.

Executive officers are granted stock options annually on the date the Committee meets in mid-November of each year. The options have an exercise price equal to the average of the high and low price quoted for Nordson Common Shares on the day of grant. These options are not fully exercisable until four years following the date of grant, expire in ten years, and, at the Committee’s sole discretion, are subject to (i) a “clawback” (profit disgorgement) where an executive officer acts inconsistently with the non-compete provision of his or her employee agreement following termination of employment or (ii) forfeiture in the event a executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with the Company’s Code of Business and Ethical Conduct. The Code of Business and Ethical Conduct is available for review on the Company’s website at www.nordson.com/corporate/governance.

Executive officers receive cash or stock awards under the Long-Term Incentive Plan based solely on corporate performance over three-year performance periods. Awards vary based on the degree to which corporate performance exceeds predetermined threshold, target and maximum performance levels at the end of a performance period. No award will occur unless the Company achieves certain threshold performance objectives. The Committee may, however, choose to modify measures, change payment levels or otherwise exercise discretion to reflect the external economic environment and individual or Company performance.

For awards granted pursuant to the Long-Term Incentive Plan, the Committee chooses specific measures for each successive three-year performance period. In fiscal year 2003, the Committee established performance measures for the 2004-2006 performance period applicable to all executive officers based on cumulative earnings per share and cumulative revenue during the three-year period.

The Committee has established performance measures for the 2005-2007, 2006-2008 and 2007-2009 performance periods applicable to all executive officers based on cumulative earnings per share and cumulative revenue. The 2005-2007 award, if any, will be settled in the form of cash. The 2006-2008 and 2007-2009 awards, if any, will be settled in the form of Nordson Common Shares.

Summary Compensation Table

The following table sets forth individual compensation information for Edward P. Campbell and the other Named Executive Officers for the fiscal year ended October 31, 2006 and the two preceding fiscal years:

		Annual Compensation			Long-Term Compensation Awards
				Other		Securities
Name				Annual	Restricted	Underlying	L-TIP	All Other
And Principal		Salary	Bonus	Compensation	Stock	Options/	Payouts	Compensation
Position	Year	($)	($) (1)	($) (2)	($) (3)	SARs (#)	($) (4)	($) (5)
Edward P. Campbell	2006	715,000	1,430,000	—	0	73,600	2,445,500	27,429
Chairman of the Board &	2005	690,000	1,380,000	—	490,512	62,400	1,925,000	58,297
Chief Executive Officer	2004	665,000	1,330,000	—	498,780	85,000	2,463,175	64,564

Peter S. Hellman	2006	500,000	800,000	—	0	34,000	1,222,750	21,203
President &	2005	484,000	767,000	—	232,250	26,450	962,500	24,833
Chief Financial &	2004	468,000	735,000	—	235,535	36,000	1,098,955	46,749
Administrative Officer

Donald J. McLane	2006	357,000	540,000	—	0	5,100	733,650	17,061
Senior Vice President	2005	347,000	481,000	—	143,066	15,450	577,500	16,695
	2004	336,000	490,000	—	145,478	21,000	530,530	29,360

Michael Groos	2006	412,447	374,166	—	0	16,000	586,920	0
Vice President (6)	2005	411,265	355,964	—	115,196	11,750	462,000	0
	2004	380,664	342,963	—	117,768	16,000	363,792	0

Robert A. Dunn, Jr.	2006	308,000	431,200	—	0	13,400	489,100	21,182
Vice President	2005	296,000	414,400	—	102,190	9,550	385,000	20,400
	2004	284,000	398,000	—	103,913	13,000	333,476	10,621

(1)	Bonus amounts paid to all executive officers as a group for fiscal year 2006 was $4,698,366.

(2)	The Named Executive Officers receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, annual physicals, memberships in social and professional clubs, and car allowances. No Named Executive Officer received perquisites with a cumulative value of $50,000 or more. For fiscal year 2006, the Company reimbursed Mr. Campbell for country club and business club membership dues and fees in amounts of $6,610 and $2,870, respectively. For fiscal year 2006, the Company reimbursed Mr. Hellman for country club and business club membership dues and fees in amounts of $9,593 and $3,076, respectively. For fiscal year 2006, the Company reimbursed Mr. McLane for country club membership dues and fees in the amount of $4,044.

(3)	Amounts reported represent the fair market value on the date of grant. The fair market value is determined by the average of the high and low sale price of the Nordson Common Shares on the date of grant. With respect to the grant of restricted Nordson Common Shares to the Named Executive Officers, restrictions on transfer generally expire four years after date of grant. As of the fiscal year ended October 31, 2006, there were 123,600 restricted Nordson Common Shares outstanding having an aggregate value of $4,220,159. Dividends on these restricted shares are paid to the individuals in cash or reinvested pursuant to the Company’s dividend reinvestment plan, at the election of such individual.

(4)	“L-TIP” is the abbreviation for the Nordson Corporation Long-Term Incentive Plan. Performance-based elements of the L-TIP are discussed under the captions “Long-Term Incentives” and “Long-Term Incentive Compensation” on pages 15 and 18, respectively, of this Proxy Statement. For the fiscal year 2007-2009 Performance Period, L-TIP awards (in units) were granted on November 13, 2006 by the Compensation Committee as follows: Mr. Campbell — 22,400 Mr. Hellman — 3,400; Mr. Groos — 4,800; and Mr. Dunn — 4,100. Mr. McLane was not granted an L-TIP award for the fiscal year 2007-2009 Performance Period due to his retirement from Nordson effective December 12, 2006. Mr. Hellman received a pro-rata award in anticipation of his announced retirement from Nordson in February, 2007. These awards will also be reported as required in the Company’s 2008 Proxy Statement.

(5)	Includes in each case, employer matching and allocations made to the Nordson Corporation Employees’ Savings Trust Plan and the 2005 Deferred Compensation Plan. The 2005 Deferred Compensation Plan provides executive officers and key employees of Nordson with an opportunity to defer receipt of cash compensation (base salary and incentive compensation). Participants may elect to defer all or part of their cash compensation for a period of years or until retirement. Participants can select from seven investment funds from which the earnings on their deferred cash compensation account will be determined. Mr. Groos does not participate in these Plans.

(6)	Mr. Groos’ salary and bonus are stated in U.S. Dollars and reflect the average annual Euro exchange rate in effect during each of the fiscal years noted.

Option/SAR Grants in Last Fiscal Year

For fiscal year 2006, the Committee granted stock options to each executive officer in November 2005 under the Company’s 2004 Long-Term Performance Plan.

The non-qualified stock options have an exercise price equal to the fair market value of Nordson Common Shares on the date of grant. Accordingly, those stock options will have value only if the market price of the Common Shares increases after that date. In determining the magnitude of stock option grants to executive management, the Committee considers similar awards to individuals holding comparable positions in a peer group of similarly sized companies, and the strategy to have stock options comprise approximately 50% of the value of long-term incentives.

All options awarded to the Named Executive Officers listed in the Summary Compensation Table on page 16 may be exercised beginning one year after the grant date at a rate of 25% per year on a cumulative basis. The exercise price was equal to the fair market value on the date of grant. The exercise price and tax withholding obligations related to the exercise may be paid by cash, delivery of currently-owned shares, by offset of the underlying shares, or any combination thereof. In addition, these options expire in ten years, and, at the Committee’s sole discretion, are subject to (i) a “clawback” (profit disgorgement) where an executive officer acts inconsistently with the non-compete provision of his or her employee agreement following termination of employment or (ii) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with the Company’s Code of Business and Ethical Conduct.

The following table sets forth information regarding individual grants of stock options made during the fiscal year ended October 31, 2006 to each Named Executive Officer:

		Individual Grants
	Number of	% of Total	Exercise
	Securities	Options/SARs	or
	Underlying	Granted to	Base		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present Value
Name	Granted (#) (1)	Fiscal Year	($/Share)	Date	($) (2)

Edward P. Campbell	73,600	22.2	38.99	11/14/2015	912,640
Peter S. Hellman	34,000	10.3	38.99	11/14/2015	421,600
Donald J. McLane	5,100	1.5	38.99	11/14/2015	63,240
Michael Groos	16,000	4.8	38.99	11/14/2015	198,400
Robert A. Dunn, Jr.	13,400	4.0	38.99	11/14/2015	166,160

(1)	For fiscal year 2006, options for 185,400 Nordson Common Shares were awarded to all executive officers as a group. Options were awarded for 22,500 Nordson Common Shares to all non-employee directors as a group and for 123,500 Nordson Common Shares to non-executive officer employees as a group. In anticipation of Mr. McLane’s announced intent to retire from the Company in fiscal year 2006, the Compensation Committee granted Mr. McLane a stock option equal to 25% of a full option award. The award to Mr. McLane became fully vested one year from the date of grant.

(2)	These values were calculated using a Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula that is widely used and accepted for valuing traded stock options. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in these calculations:

(a)	Expected life of option: 7.6 years;

(b)	Volatility factor: .279;

(c)	Assumed risk-free rate of interest: 4.58%;

(d)	Assumed dividend yield: 1.94%; and

(e)	No reduction in the value calculated has been made for possible forfeitures.

Long-Term Incentive Compensation

For the 2004-2006 performance period under the Long-Term Incentive Plan, performance exceeded the maximum performance levels for both cumulative earnings per share and cumulative revenue during the three-year period. Cumulative earnings per share for the three-year period were $6.52, which is equivalent to a constant growth rate of 41.7% over the three-year performance period. Cumulative revenue for the three-year period was $2,531 million, which is equivalent to a constant growth rate of 12.2% over the three-year performance period. Also, the award granted under the Long-Term Incentive Plan was adjusted to reflect the performance of Nordson’s share price during the three-year performance period. The Company’s share price grew 31.5% from fiscal year end 2004 to fiscal year end 2006. The cash settlement of awards granted for the 2004-2006 performance period are presented in the Summary Compensation Table on page 16.

The following table sets forth information concerning the Company’s Long-Term Incentive Plan for the 2006-2008 performance period. For the 2006-2008 performance period, the Committee established performance measures based on cumulative earnings per share and cumulative revenue during the three-year period.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

			Estimated future payouts under
	Number of		non-stock price-based plans
	shares, units or	Performance or	Less Than
	other rights(#)	other period until	Threshold	Target	Maximum
Name	(1)	maturation or payout	(#)	(#)	(#)

Edward P. Campbell	26,000	2006-2008	0	26,000	52,000
Peter S. Hellman	12,000	2006-2008	0	12,000	24,000
Donald J. McLane (2)	2,400	2006-2008	0	2,400	2,400
Michael Groos	5,600	2006-2008	0	5,600	11,200
Robert A. Dunn, Jr.	4,700	2006-2008	0	4,700	9,400

(1)	66,400 share equivalent units were awarded to all executive officers as a group.

(2)	In anticipation of Mr. McLane’s announced intent to retire from the Company in fiscal year 2006, the Compensation Committee granted Mr. McLane an award equal to 33% of a full L-TIP award.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information regarding each exercise of stock options/SARs during the fiscal year ended October 31, 2006, by each Named Executive Officer, and the value of unexercised stock options/SARs held by each Named Executive Officer:

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARS at	Options/SARs at
	Shares	Value	FY-End (#)	FY-End (2) ($)
	acquired on	realized	Exercisable/	Exercisable/
Name	exercise (#)	(1) ($)	Unexercisable	Unexercisable

Edward P. Campbell	330,000	7,390,522	505,850/184,150	9,864,607/2,103,356
Peter S. Hellman	30,000	838,800	249,113/80,837	5,082,725/910,941
Donald J. McLane	74,000	1,464,340	194,113/32,437	4,055,625/427,502
Michael Groos	76,000	1,072,800	6,983/36,812	99,199/411,099
Robert A. Dunn, Jr.	18,000	342,000	72,638/30,312	1,461,752/336,862

(1)	Represents the difference between the option exercise price and the fair market value of a Common Share on the NASDAQ Global Select Market on the date of exercise.

(2)	Based on the fair market value of Nordson Common Shares of $46.05 on the NASDAQ Global Select Market on October 31, 2006. The ultimate realization of profit on the sale of the shares underlying such options is dependent upon the market price of such shares on the date of sale.

Salaried Employees’ Pension Plan

Benefits under the Salaried Employees’ Pension Plan are based on average annual compensation (salaries, commissions and incentive bonuses) for the highest 5 years during the last 10 years of employment prior to retirement. The following table shows the annual benefit payable under the Plan at age 65.

Final
Average
Annual	Years of Benefit Service
Compensation	10	15	20	25	30

$100,000	10,487	15,732	20,974	26,219	31,466
200,000	28,824	43,236	57,642	72,057	86,472
300,000	47,148	70,734	94,303	117,885	141,468
400,000	65,481	98,232	130,963	163,713	196,464
500,000	83,816	125,736	167,631	209,552	251,472
700,000	120,476	180,732	240,952	301,208	361,464
900,000	157,140	235,734	314,281	392,874	471,468
1,100,000	193,805	290,736	387,609	484,541	581,472
1,300,000	230,465	345,732	460,930	576,197	691,464
1,500,000	267,129	400,734	534,259	667,863	801,468
1,700,000	303,794	455,736	607,587	759,530	911,472
1,900,000	340,454	510,732	680,908	851,186	1,021,464
2,000,000	358,788	538,236	717,576	897,024	1,076,472
2,100,000	377,118	565,734	754,237	942,852	1,131,468
2,300,000	413,783	620,736	827,565	1,034,519	1,241,472
2,500,000	450,443	675,732	900,886	1,126,175	1,351,464
2,700,000	487,107	730,734	974,215	1,217,841	1,461,468

The amounts shown in the table represent the annual benefit (after reduction for Social Security payments) payable to an employee for life. Certain surviving spouse benefits are also available under the Pension Plan, as well as early retirement benefits. The table has been prepared without regard to benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The years of benefit service credited under the Pension Plan as of October 31, 2006 for the Named Executive Officers who continue to participate in the Pension Plan are as follows: Mr. Campbell — 18 years; Mr. Hellman — 6 years; Mr. McLane — 31 years; and Mr. Dunn — 35 years. Mr. Groos is not included in the Pension Plan but is covered by a pension arrangement that is specific to Nordson Deutschland GmbH, a wholly owned subsidiary of Nordson.

Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and Deferred Compensation Plan

The Internal Revenue Code limits the benefits provided under the Salaried Employees’ Pension Plan, the amount that an employee can contribute to the Employees’ Savings Trust Plan, and the amount that Nordson can contribute on behalf of an employee under the Employees’ Savings Trust Plan.

The Excess Defined Benefit Pension Plan provides for the payment, out of Nordson’s general funds, of the amount by which certain participants’ benefits under the Salaried Employees’ Pension Plan would exceed the limitations applicable to that Plan. The terms of payment under the Excess Defined Benefit Pension Plan are the same as those under the Salaried Employees’ Pension Plan.

The table above does not reflect benefit limitations imposed by the Internal Revenue Code, and shows the aggregate annual pension benefits payable under both the Salaried Employees’ Pension Plan and the Excess Defined Benefit Pension Plan.

The Excess Defined Contribution Retirement Plan provides for the payment, out of Nordson’s general funds, of the amount by which the participant’s contributions under the Employees’ Savings Trust Plan and Nordson’s contributions to the Employees’ Savings Trust Plan would exceed the limitations applicable to that Plan. Salaried employees who are designated by the Committee and who participate in the Employees’ Savings Trust Plan are eligible to participate in the Excess Defined Contribution Retirement Plan.

Effective January 1, 2005, executive officers were no longer permitted to participate in the Excess Defined Contribution Retirement Plan. Based on a recommendation from the Compensation Committee, the Board of Directors adopted the 2005 Deferred Compensation Plan. Benefits formerly provided to Named Executive Officers under the provisions of the Excess Defined Contribution Retirement Plan will be provided by the 2005 Deferred Compensation Plan. In addition to permitting executive officers to defer all or a portion of their base salary and incentive compensation, the 2005 Deferred Compensation Plan provides for the payment, out of Nordson’s general funds, of the amount by which the executive officer’s contributions under the Employees’ Savings Trust Plan and Nordson’s contributions to the Employees’ Savings Trust Plan would exceed the limitations applicable to that Plan.

Benefits under the 2005 Deferred Compensation Plan will be paid either in lump sum or in annual installments over a five, ten or fifteen year period at the election of the executive officer.

The portions of Nordson’s contributions under the 2005 Deferred Compensation Plan allocated to the accounts of the Named Executive Officers, except Mr. Groos who does not participate in this Plan, during the fiscal year ended October 31, 2006 are as follows: Mr. Campbell — $20,829; Mr. Hellman — $14,603; Mr. McLane — $10,461; Mr. Dunn — $14,582; and all current executive officers as a group — $84,489.

Performance Graph

The following is a graph which compares the five-year cumulative return from investing $100 on November 2, 2001 in each of Nordson Common Shares, the S&P MidCap 400 Index and the S&P MidCap 400 Industrial Machinery Index. Total return assumes reinvestment of dividends.

TOTAL SHAREHOLDER RETURNS
INDEXED RETURNS

Agreements with Officers and Directors

Nordson has agreed to provide Mr. Campbell with supplemental pension benefits in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell is a participant in the Salaried Employees’ Pension Plan described on page 19, but his benefits under this plan will be modified to recognize his prior service with his former employer. His “average annual compensation” under this plan will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60 commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had 11 years of employment with his former employer.

On October 30, 1998 the Committee approved Employment Agreements for executive officers that would be effective upon a change in control of the Company. These agreements specify events constituting a change in control, as well as certain circumstances in which a change in control may be “undone.”

Upon the occurrence of a change in control, the agreements provide for a 24-month contract period during which an executive officer is to hold substantially the same position with the same duties and responsibilities as immediately prior to the change in control. Each agreement provides that total compensation is to continue during the contract period at a level not less than the level in effect immediately prior to the change in control (or on the date two years prior to the change in control, if higher) and for continued participation in benefit plans applicable to executive personnel.

In addition, if following a change in control an executive officer’s employment is terminated by the Company without cause or by the executive for “good reason” (even if termination occurs after expiration of the 24-month contract period), then the executive officer is to be provided supplemental retirement benefits which reflect an additional five years of age and service credit under the Company’s Salaried Employees’ Pension Plan and the 2005 Deferred Compensation Plan, if the executive officer is eligible to participate in that Plan.

Further, if the executive officer’s employment is terminated without cause or by the executive officer for “good reason” during the 24-month contract period, the executive officer will receive severance compensation until the later of the expiration of the 24-month contract period or the date which is not less than twelve months (24 months for Mr. Campbell) after the termination of employment. Total compensation is to be continued in effect as well as coverage under certain of the Company’s benefit plans, including continued service credit under the Company’s Salaried Employees’ Pension Plan and the 2005 Deferred Compensation Plan, if applicable.

An executive officer is to use reasonable efforts to seek other suitable employment, and the Company’s obligation to provide continued payments of total compensation and benefits is offset in some circumstances by compensation and benefits provided by a subsequent employer.

As a condition of receiving payments, the executive officer must not disclose confidential information relating to the Company or its business and is subject to certain non-competition restrictions.

The agreements also provide for a tax gross-up payment to any executive officer, in the event payments under the agreements are deemed excess parachute payments under applicable tax regulations and require the payment of excise taxes, in such amounts as are necessary to place the executive officer in the same position as if such tax were not imposed.

As part of Mr. Groos’ employment agreement with Nordson Deutschland GmbH, a wholly owned subsidiary of Nordson Corporation, Mr. Groos participates in a pension program sponsored by Nordson Deutschland GmbH. Nordson Deutschland GmbH has agreed to accelerate Mr. Groos’ age 65 normal retirement date under the pension plan by one-half year for each year Mr. Groos remains employed beyond age 50. As a consequence, Mr. Groos would at age 60 be entitled to retire with an age 65 pension benefit.

CERTAIN TRANSACTIONS

Mr. Campbell, Chairman of the Board of Directors and Chief Executive Officer, is also a director of KeyCorp. KeyCorp and the Company have a longstanding relationship since 1954. KeyCorp currently acts as agent for the Company’s $200 million revolving credit facility. The facility was increased to $300 million on December 8, 2006. KeyCorp also serves the Company’s cash management activities and acts as trustee for several trusts managed by the Company.

INDEPENDENT AUDITORS

Ernst & Young LLP or a predecessor has served as Nordson’s independent auditors since 1935. A representative of Ernst & Young LLP is expected to be present at the annual meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of Nordson’s financial statements and records for the fiscal years ended October 30, 2005 and October 31, 2006.

Fees Paid to Ernst & Young LLP

The following table shows the fees paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2006 and October 30, 2005:

	FY 2006	FY 2005

Audit Fees (1)	$1,686,217	$1,753,000
Audit-Related Fees (2)	$115,571	$94,000
Tax Fees (3)	$0	$8,000

(1)	Audit services of Ernst & Young LLP consisted of the audit of the annual consolidated financial statements of the Company, the quarterly review of interim financial statements, and the audit of management’s assessments of internal controls over financial reporting.

(2)	Audit-Related Fees generally include fees for statutory, employee benefit plan, business acquisitions, and accounting consultations, services related to Securities and Exchange Commission registration statements and out-of-pocket expenses.

(3)	Tax Fees generally include fees for tax planning and compliance consulting.

The Audit Committee’s pre-approval policies and procedures are found in the Committee’s charter included in this Proxy Statement as Appendix C. Following the effective date of the SEC’s final rule regarding Strengthening the Commission’s Requirements Regarding Auditor Independence, all of the audit-related and other services provided by Ernst & Young LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on December 29, 2006 are entitled to vote at the meeting. On that date, a total of 33,520,581 Nordson Common Shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, Nordson’s shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Nordson’s shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by a plurality of the votes of shareholders of the corporation present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote may have the same effect as a vote against a director nominee or a proposal, as each abstention or broker non-vote would be one less vote in favor of a director nominee or a proposal.

If any of the nominees listed on page 3 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

The Board of Directors knows of no other matters that will be presented at the meeting other than as described in this Proxy Statement. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Director Nominations, Proposals and Communications

Any shareholder who wishes to submit a candidate for election as director or a proposal to be considered for inclusion in next year’s Proxy Statement should send the nomination or proposal to the Secretary of Nordson for receipt on or before September 21, 2007. A shareholder may nominate a candidate for election as a director at the 2008 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of giving of the notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in the Governance Guidelines and the Director Recruitment and Performance Guidelines. Additionally, under Nordson’s Regulations, a shareholder must submit a candidate for election as director or a proposal for consideration at next year’s Annual Meeting of Shareholders, no earlier than November 21, 2007 and no later than December 21, 2007. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of Nordson’s Regulations, not just the timeliness requirements described above.

The Company has established procedures to permit confidential communications by shareholders to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail at the following address: Mr. Benedict Rosen, Director, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to Mr. Rosen. The Company generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of the Nordson Corporation Code of Business and Ethical Conduct should be reported pursuant to the procedures outlined in the Code of Business and Ethical Conduct, which is available for review on the Company’s website at www.nordson.com/corporate/governance.

Nordson will bear the expense of preparing, printing and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Nordson may request proxies by telephone or in person. Nordson will ask custodians, nominees and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Nordson will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Nordson’s Annual Report to Shareholders, including financial statements for the fiscal year ended October 31, 2006, is being mailed to shareholders of record with this Proxy Statement.

For the Board of Directors

ROBERT E. VEILLETTE
Secretary
January 19, 2007

APPENDIX A

DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES

The following Director Recruitment and Performance Guidelines, approved by the Governance and Nominating Committee and adopted by the Board of Directors, are for use in identifying and recruiting directors for the Board of Directors and in the annual Director Peer Assessment process:

1.	A director should have a record of demonstrated integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

2.	The director should have a deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company.

3.	In the case of outside directors, the director should meet the “independence” criteria set forth in the Company’s Standards for Determining Independence of Directors.

4.	A director should not be serving as a director of more than five other public companies, provided however, that any director serving on the board of more than five other public companies at the time these Guidelines are adopted shall not be required to resign from any such boards to achieve this Guideline.

5.	A director who is employed as an executive officer of another public company should not be serving as a director of more than two other companies including their own.

6.	The director should have a high level of expertise in areas of importance to the Company (such as technology, international business, finance, management, etc.) and should have senior operating experience with industrial corporations.

7.	A director should have demonstrated the business acumen, experience and ability to use sound judgment and to contribute to the effective oversight of the business and financial affairs of a large, multifaceted, global organization.

8.	A director should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a Director, including regularly attending and participating in meetings of the Board and its committees.

9.	A director should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a Director.

10.	A director should be able to work well with other Directors and executive management with a view to a long-term relationship with the Company as a Director.

11.	A director should have independent opinions and be willing to state them in a constructive manner.

12.	A director should be willing to comply with the share ownership guidelines adopted by the Board.

13.	Additional factors in evaluating the above skills would be a preference for directors that improve the diversity of the Board in terms of gender, race, religion and/or geography.

The above criteria are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates and in the annual Director Peer Assessment process.

The nomination of a present director should be based on continuing qualification under these Guidelines and other criteria established by the Board of Directors.

APPENDIX B

NORDSON CORPORATION
GOVERNANCE GUIDELINES

The following Governance Guidelines (“Guidelines”), along with the charters of the Committees of the Board of Directors, provide the framework for the governance of Nordson Corporation.

1.	Composition

The Board of Directors is classified, with two classes of four Directors and one class of three Directors. The number of Directors may be changed by the shareholders or by a vote of the majority of Directors then in office. Directors are elected for three-year terms and the terms of each of the classes expire in consecutive years. Directors may be added to a class and in such case, will hold office for the remainder of the term in office of that class. In the event of a vacancy in the Board of Directors, the Directors then in office may elect a Director to serve the remainder of the term of a Director whose resignation, removal, or death resulted in the vacancy. A majority of the Directors must meet The NASDAQ Stock Market LLC (“NASDAQ”) standards for independence.

The Board should represent a broad spectrum of individuals with experience who are able to contribute to the success of the Company. To that end, the Board should seek candidates having (a) deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company, (b) senior operating experience with industrial corporations, and (c) a broad understanding of and direct experience in international business. Consideration of potential new members should include the issues of independence, diversity, and skills necessary to the perceived needs of the Board at a particular time. At its December 6, 2006 meeting, the Board of Directors adopted Director Recruitment and Performance Guidelines embodying and expanding upon the criteria noted above for use in identifying and recruiting directors for the Board of Directors. The Guidelines are attached as Annex 1 to these Governance Guidelines.

The Governance and Nominating Committee of the Board of Directors will arrange for orientation for new directors and Directors will engage in continuing education programs as deemed necessary by the Committee.

2.	Meetings

The Board holds an organizational meeting after each Annual Meeting of Shareholders at which time officers are elected. The Annual Meeting and the Organizational Meeting of the Board are held between February 15 and March 15 of each year. Otherwise, the Board may establish regular meetings at such times and places as it may decide. Board of Directors meetings are generally held five times each year. Dates are determined in advance. A majority of Directors then in office constitutes a quorum for Board of Directors meetings.

The Chairperson of the Board and the Chief Executive Officer (if the Chairperson is not the Chief Executive Officer) will establish the agenda for each Board meeting. Each Director is free to suggest the inclusion of item(s) on the agenda.

Information and data that is important to the Board’s understanding of the Company’s business will be distributed in writing to the Board before each Board of Directors meeting.

3.	Meeting Attendance

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of Committees on which the Director serves. If a Director determines that it is not possible to attend a meeting, the Director is expected to give notice of that fact as early as practicable. If a Director cannot attend a Board meeting due to an inability to be at the site of that meeting but is otherwise able to participate, it may be possible for the Director to participate by telephone if advance arrangements are made. Proxy rules require the Company to identify in the Proxy those Directors who did not attend 75% of the scheduled Directors’ meetings and any meetings of Committees on which the Director serves.

4.	Committees

The Board may establish an Executive Committee, a Finance Committee, or other committees each consisting of not less than three Directors. Directors are expected to serve on one or more committees and where feasible, to rotate such service among the various committees as members and Chairpersons on a periodic basis. The Board of Directors acting on the recommendation of the Governance and Nominating Committee will determine the appropriate period of service for Committee members and Chairpersons.

Currently, the Board has established four standing committees:

A. Audit Committee:  The Audit Committee reviews the proposed audit program (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson’s systems of internal accounting control. The Committee also is responsible for (i) the appointment, compensation, and oversight of the independent auditors for each fiscal year, (ii) the approval of all permissible non-audit services to be performed by the independent auditors, (iii) the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (iv) the approval of all related-party transactions.

All members of the Audit Committee must meet the NASDAQ standards for independence. Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.

No member of the Audit Committee may receive any payment from the Company other than payment for services as a Director or member of a Committee of the Board of Directors or be an affiliated person of the Company or any of its subsidiaries. Audit Committee members will inform the Chairman of the Committee and Chief Executive Officer prior to or upon accepting an audit committee appointment of another board of directors.

B. Compensation Committee:  The Compensation Committee of the Board of Directors is responsible for approving executive officer compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers. The Compensation Committee also administers share-based compensation plans. All members of the Compensation Committee must meet the NASDAQ standards for independence.

C. Governance and Nominating Committee:  The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. To accomplish this purpose, the Governance and Nominating Committee shall:

(a)	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies in the Board;

(b)	Recommend to the Board annually the directors to be appointed to Board committees;

(c)	Annually review and, when warranted, adjust Director and Committee member compensation;

(d)	Monitor and evaluate annually how effectively the Board and the Company have implemented the policies and principles of these Guidelines; and

(e)	Adopt revisions to the Guidelines where revisions are warranted based upon the annual evaluation and recommend revisions to the Board of Directors for approval.

All members of the Governance and Nominating Committee must meet the NASDAQ standards for independence.

D. Pension and Finance Committee:  The Pension and Finance Committee is responsible for providing oversight of the named fiduciaries’ (the Company and the Company’s Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust (NEST) and Salaried and Hourly-Rated Employees’ Pension Plans (the “Plans”), including oversight of the Company’s and Administrative Committee’s selection and evaluation of the performance of investment managers (as that term is defined in Section 3(38) of ERISA) having investment management authority over the assets, or portion thereof, of the NEST and the Plans.

In addition to these Standing Committees, the Executive Committee acts to make necessary decisions between periodic Directors’ meetings. This Committee may exercise all powers of the Board in managing and controlling the business of the Company except declaring dividends, electing officers or filling vacancies among the Directors or in any committee of the Directors. The Executive Committee shall report on all of its activities to the Board at the next Board meeting where its actions are subject to revision or alteration. Directors who do not serve as members of the Executive Committee and who are able to attend meetings of the Executive Committee are welcome to attend and are entitled to vote.

Each Committee of the Board of Directors is authorized to retain its own counsel and other advisors, at Company expense, if and to the extent necessary to carry out its responsibilities.

5.	Retirement

The Board of Directors has adopted a mandatory retirement policy. Under this policy, a Director, other than those Directors who were age 75 on July 27, 2001, is expected to retire at the conclusion of the Directors meeting immediately prior to the Directors’ 75th birthday.

6.	Change in Status

The Board of Directors has determined that a change in employment status should not affect a Director’s status as a member of the Board unless the change in employment status creates a conflict of interest or prevents a Director from performing his or her duties as a Director. A Director whose employment status has changed is to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer of the change in status.

7.	Membership on Other Boards

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and avoid actual or potential conflicts of interest that may arise from serving on other boards of directors. To that end, effective December 2006, the Board of Directors has adopted a policy that a Director who is not a chief executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as a chief executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company. Each Director has the responsibility to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer prior to accepting invitations to serve as a director on other boards of directors. Directors who served on public company boards in excess of these limits prior to December 6, 2006 may continue to serve on such boards, but may not serve on any additional public company boards if such service would cause the total to exceed this Guideline.

8.	Presiding Director

The non-executive Chairperson of the Board (or the Chairperson of the Compensation Committee if the Chairperson of the Board is not an independent Director) will serve in the capacity of Presiding Director for purposes of chairing regularly scheduled meetings of independent Directors or for other responsibilities that the independent Directors as a whole might designate from time to time.

9.	Executive Sessions of Independent Directors

The independent Directors of the Board will meet in Executive Session at each meeting of the Board of Directors.

10.	Assessing Board and Committee Performance

Under the auspices of the Governance and Nominating Committee, members of the Board of Directors will conduct an annual self-assessment of the effectiveness of the Board as a whole and each Director will self-evaluate his or her own performance based on the criteria set for the Director Recruitment and Performance Guidelines. Each Standing Committee of the Board also conducts a self-assessment. The annual self-assessment review process should consider, among other matters, meeting agenda items and presentations, advance distribution of meeting materials, interim communication to Directors, access to and communications with senior management, and the Board’s and each Committee’s contribution as a whole with consideration to areas in which the Directors believe a better contribution could be made.

11.	Evaluation of the Chief Executive Officer

The independent Directors will conduct an annual evaluation of the Chief Executive Officer, which evaluation should be communicated to the Chief Executive Officer by the Presiding Director and the Chairperson of the Compensation Committee (or another member of the Presiding Director’s choosing if the Presiding Director is the Chairperson of the Compensation Committee).

To facilitate the evaluation, the Chief Executive Officer will prepare a listing of a few of the priorities that need attention during the fiscal year. The evaluation should consider aspects of corporate performance such as progress toward meeting goals and the capacity of the Company to do so in the future. The evaluation should use a combination of objective and subjective criteria.

The evaluation will be considered by the Compensation Committee in the course of its deliberations when establishing the Chief Executive Officer’s compensation.

12.	Succession Planning/Management Development

At least every other year, the Chief Executive Officer shall report to the Board on succession planning and the Company’s program for management development. The entire Board of Directors will be fully engaged in the succession planning process.

There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to his/her successor should he/she be unexpectedly disabled and be unable to carry on his/her duties as Chief Executive Officer.

13.	Board Access to Senior Management and Independent Advisors

Directors have complete access to Nordson’s management. Each Director has the responsibility to inform the Chief Executive Officer of the nature of communications with management and to provide copies of any written communication to the Chief Executive Officer.

The Board encourages management to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or (b) represent managers with future potential that management believes should be given exposure to the Board.

The Board, at its discretion, may engage and consult with independent advisors to assist the Board in carrying out its oversight responsibilities.

14.	Board Interaction with Institutional Investors

The Board believes that the management speaks for Nordson and it is inappropriate for individual Directors to communicate separately to investors except with the full knowledge and at the request of management. Directors who receive inquiries should direct the investor to the Chief Financial Officer.

15.	Director Compensation

The Chief Executive Officer will report annually to the Governance and Nomination Committee on the status of Board of Directors compensation in relation to a peer group of U.S. manufacturing companies. The Governance and Nomination Committee is authorized to establish reasonable compensation for Directors and/or a reasonable fee for attendance at any meeting of the Directors. A Director who is a full-time employee of the Company does not receive compensation for his or her services as a Director.

The Chairperson of the Board of Directors, if independent and non-employee Directors receive an annual retainer. Committee Chairpersons and the Presiding Director receive an additional annual retainer. Each non-employee Director also receives a grant of restricted Nordson Corporation Common Shares under the Company’s 2004 Long-Term Performance Plan.

Travel expenses incurred in attending all meetings are reimbursed. Air travel is based on round-trip actual airfare from the Director’s home to meeting locations. A Director is encouraged to select the class of travel commensurate with the situation, such as first class for long trips. Other expenses, such as hotels, meals, local transportation and similar expenses are also reimbursed. Independent Directors may elect coverage under the Company’s (a) health care (medical, dental and prescription drug) plan with coverage being secondary to any health care plan under which a Director is also covered, (b) life insurance plan; and (c) business travel and accident insurance plan.

The Company maintains a Deferred Compensation Plan under which a Director may elect to defer all or a portion of his/her director compensation until retirement. Cash compensation may be deferred as cash or translated into stock equivalent units. Grants of restricted Nordson Corporation Common Shares are deferrable into stock equivalent units upon expiration of restrictions.

Directors are eligible to participate in The Nordson Corporation Foundation Matching Gift Program.

16.	Share Ownership

To reinforce the importance of aligning the financial interests of Nordson’s Directors, executives and shareholders, Nordson Directors and executive officers are required to hold a minimum number of shares of Nordson Common Stock.

Directors are required to hold shares of Nordson Common Stock with a value equal to five (5) times the amount of the annual cash retainer paid to Directors. The Company’s Chief Executive Officer is required to hold Nordson Common Stock having a dollar value at least equal to five (5) times base salary. Nordson’s President (if the President is not also the CEO) or Chief Operating Officer is required to hold Nordson Common Stock having a dollar value at least equal to three (3) times base salary, while other Nordson executive officers are required to hold Nordson Common Stock having a dollar value at least equal to two (2) times base salary.

Directors are required to achieve the share ownership requirement within five years of election to the Board, or, in the case of Directors serving at the time the ownership requirements were adopted, within five years of the date of adoption. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable ownership requirements after their election or promotion, or in the case of executive officers in office at the time the ownership requirements were adopted, within five years of the date of adoption.

Equity interests that count toward satisfaction of the ownership requirement include:

Directors:  Shares owned outright by the Director, or his or her spouse and dependent children; shares held in trust for the benefit of the Director or his or her family; shares of restricted stock; restricted stock units and stock equivalent units held in deferred compensation accounts which may be distributed only in the form of Common Shares; or other individual retirement accounts.

Executive Officers:  Shares owned outright by the Executive Officer, or his or her spouse and dependent children; shares held in trust for the benefit of the Executive Officer or his or her family; shares of restricted stock; shares held in deferred compensation accounts; and shares held in the NEST (Nordson ESOP Fund and Nordson Stock Fund) or other individual retirement accounts.

Directors and executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not exhibited progress towards the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of stock options, lapse of transfer restrictions on restricted stock or long term incentive share awards received pursuant to the 2004 Nordson Corporation Long Term Performance Plan, net of shares tendered to cover the exercise price of the option or taxes due on the exercise of stock option, the lapse of a restriction period or award of shares until the share ownership required, or progress therewith as applicable, is achieved.

Directors or executive officers who will be unable to achieve the required share ownership after taking any or all of the actions listed above will meet with the Chairman of the Governance and Nominating Committee (for Directors) or Compensation Committee (for executive officers) who will consult with the Chief Executive Officer to develop a plan to permit the Director or executive officer to achieve the required share ownership.

APPENDIX C

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Organization and Functioning

There shall be a committee of the Board of Directors to be known as the Audit Committee (the “Committee”). The Committee shall be comprised of at least three Directors who shall be appointed by the Board after considering the recommendation of the Governance and Nominating Committee. The Committee shall only include directors who satisfy the independence standards of The NASDAQ Stock Market LLC (“NASDAQ”) and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member.

Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.

The Board shall designate one member of the Committee as its Chairperson. The Committee shall meet at least four times each year and hold such other meetings from time to time as may be called by its Chairperson or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee. At least once during the course of the year, the Committee will meet with Company management and the independent auditors in separate executive sessions to discuss the results of the independent auditors’ annual examination of the Company’s financial statements.

No member of the Committee may receive directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than dividends and payment for services as a Director or member of a Committee of the Board of Directors as provided for in Section 15, Director Compensation, of the Governance Guidelines of the Company, or be an affiliated person of the Company or any of its subsidiaries.

The Committee shall keep minutes of its proceedings that shall be signed by the person whom the Chairman designates to act as secretary of the meeting. The minutes of a meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, compensation or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Chairperson shall at each meeting of the Board following a meeting of the Committee report to the full Board on the matters considered at the last meeting of the Committee.

At least annually and in Executive Session, the Board shall provide the Committee with an evaluation of the Committee’s performance.

II.	Statement of Purposes

Recognizing that the Company’s outside auditors have ultimate accountability to the Board of Directors of the Company, the Committee shall assist Board of Directors oversight of: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent auditors.

III.	Specific Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

(a)	Retain and, where warranted in the Committee’s judgment, terminate independent auditors selected to audit the financial statements of the Company.
(b)	Approve of all permissible non-audit services to be performed by the independent auditors.
(c)	At least annually, obtain and review a report by the independent auditor describing:

(1) the audit firm’s internal quality-control procedures;

(2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues; and

(3) (for the purpose of assessing the auditor’s independence) all relationships between the independent auditor and the Company

(d)	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.
(e)	Review with the Company’s management, the Company’s internal auditors and the Company’s independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s Business Ethics Questionnaire.
(f)	Review the annual internal audit plan of the Company.
(g)	On an ongoing basis, review a summary of findings from completed internal audits and a progress report on the internal audit plan, with a summary report of any deviations from the plan.
(h)	The Committee Chairperson shall discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor. Based on the issues identified, the Chairperson may elect to ask the Committee for its review.
(i)	Review with the independent auditor any significant accounting alternatives and any audit problems or difficulties and management’s response thereto.
(j)	Drafts of earnings press releases, as well as financial information and earnings guidance provided to analysts, shall be distributed to members of the Committee in a timely fashion; the Chairperson will discuss the draft with management including any observations made by other Committee members.
(k)	Submit the minutes of all meetings of the Committee to, or discuss the matters considered at each Committee meeting with, the Board of Directors.
(l)	Investigate any matter brought to the Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.
(m)	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.
(n)	Approve of all related-party transactions.
(o)	Review and approve the report that SEC rules require be included in the Company’s annual proxy statement.
(p)	Pursuant to Section 10 of the Company’s Governance Guidelines, conduct an annual self-assessment of the Committee’s performance with respect to the requirements of this Charter and recommend any proposed changes to the Board of Directors. In conjunction therewith, the Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
(q)	Monitor and evaluate the effectiveness of the Company’s Code of Business and Ethical Conduct and adopt revisions to the Code where revisions are warranted based upon the annual evaluation and recommend any such revisions to the Board of Directors for approval.

C-2

The Committee’s function is one of oversight and review. While the Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to assume the respective duties and responsibilities of the independent and internal auditors and management of the Company including but not limited to planning or conducting audits or determining that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Further, it is not expected nor required that the Committee will conduct investigations or resolve disagreements, if any, between management of the Company and the independent auditor.

C-3

APPENDIX D

AUDIT COMMITTEE REPORT

January 19, 2007

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed the audited financial statements of the Company for the year ended October 31, 2006 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61.

The Committee also has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1. We have discussed with E&Y its independence from the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended October 31, 2006.

Audit Committee

Mary G. Puma, Chairman
William W. Colville, Esq.
William D. Ginn
Dr. David W. Ignat
William P. Madar

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN
YOUR PROXY.

c/o National City Bank
Shareholder Services Operations
Loc 5352
P. O. Box 94509
Cleveland, OH 44101-4509

DETACH CARD

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless otherwise specified, this Proxy will be voted FOR the election as Directors of the nominees noted on the reverse side.

DATE: , 2007

Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning
your proxy in the enclosed envelope.

DETACH CARD

NORDSON CORPORATION
Annual Meeting of Shareholders to be held on February 20, 2007
This Proxy is Solicited by the Board of Directors
At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 20, 2007, and at any adjournment, MARY G. PUMA, JOSEPH P. KEITHLEY, WILLIAM P. MADAR, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:
     1. Election of four Directors.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

William D. Ginn	Stephen R. Hardis
William L. Robinson	Benedict P. Rosen
     2. Any other matter that may properly come before the meeting.
(Continued, and to be signed, on reverse side)